CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” in the Institutional Class and Investor Class Prospectuses of the Robeco Investment Funds of The RBB Fund, Inc. dated December 31, 2008, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information of the Robeco Investment Funds of The RBB Fund, Inc., dated December 31, 2008, and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 127 to File No. 33-20827; Amendment No. 129 to File No. 811-5518) of The RBB Fund, Inc. of our report dated October 30, 2008 on the Robeco Investment Funds, included in the 2008 Annual Report to shareholders.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

December 23, 2008